Exhibit 10.6

BANKFINANCIAL CORPORATION

2006 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED

RESTRICTED STOCK AWARD AGREEMENT

The Participant specified below has been granted this Restricted Stock Award (“Award”) by BANKFINANCIAL CORPORATION, a Maryland corporation (the “Company”), under the terms of the BANKFINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN (the “Plan”). The Award shall be subject to the terms of the Plan as well as the following terms and conditions set forth herein (the “Award Terms”).

Section 1. Award. In accordance with the Plan, the Company hereby grants to the Participant this Award which represents the right to receive Stock (the “Covered Shares”). This Award is in all respects limited and conditioned as provided herein. Except where the context clearly implies to the contrary, any capitalized terms in this award shall have the meaning ascribed to them in the Plan.

Section 2. Terms of Award. The following words and phrases relating to the grant of the Award shall have the following meanings:

(a) The “Participant” is [                                                             ].

(b) The “Grant Date” is [                    ].

(c) The number of “Covered Shares” is [                            ].

Section 3. Restricted Period. This Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Agreement and in the Plan, the right of the Participant to receive Stock free of restrictions once the Restricted Period ends. Subject to the limitations of the Award Terms, the “Restricted Period” for each installment of Covered Shares (“Installment”) shall begin on the Grant Date and end when the [To Be Determined] goals of the Company have been attained pursuant to the following schedule (if the Participant has not had a Termination of Service before the end of the Restricted Period) [Schedule to be modified per performance goals]:

INSTALLMENT	END OF RESTRICTED PERIOD*	CUMULATIVE [EPS] GOALS
[ ] of Covered Shares	[Insert Date]	[TBD] for [Insert year]
[ ] of Covered Shares	[Insert Date]	[TBD] for [Insert year]
[ ] of Covered Shares	[Insert Date]	[TBD] for [Insert year]
Remaining Covered Shares	[Insert Date]	[TBD] for [Insert year]

(a) Notwithstanding the foregoing provisions of this Section 3, the Restricted Period shall cease immediately upon the earliest of the following events to occur, whether or not the cumulative [TBD] Goals have been met: (i) a Change in Control that occurs on or before the Participant’s Termination of Service; or (ii) the Participant’s Termination of Service as a result of the Participant’s Death, Disability or Retirement.

(b) In the event the Participant’s Termination of Service other than due to Death, Disability or Retirement occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of Covered Shares still subject to a Restricted Period as of the Participant’s Termination of Service date.

(c) In the event that any Installment of Covered Shares does not vest as of the date scheduled above such shares shall be [forfeited] [included with the next Installment subject to vesting].

Section 4. Withholding. All deliveries of Covered Shares pursuant to this Agreement shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any certificate or certificates for Stock under this Agreement. At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 5. Heirs and Successors. The Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant’s Death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated

*	Provided Cumulative [TBD] Goals are achieved.

Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the Beneficiary Designation Form, or such other form as the Committee may require. The Beneficiary Designation Form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 6. Non-Transferability of Award. During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any Units awarded under this Agreement.

Section 7. Dividends. The Participant shall be entitled to receive dividends and distributions paid on the Restricted Stock during the Restricted Period; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before or prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 8. Voting Rights. The Participant shall be entitled to vote the Restricted Stock during the Restricted Period; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 9. Deposit of Restricted Stock Award. Each certificate issued with respect to Covered Shares awarded under these Award Terms and subject to the restrictions contained herein, shall be registered in the name of the Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period with respect to such Covered Shares.

Section 10. Administration. The authority to manage and control the operation and administration of the Award Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms or the Plan by the Committee and any decision made by it with respect to the Award Terms or the Plan are final and binding on all persons.

Section 11. Plan Governs. Notwithstanding anything in these Award Terms to the contrary, the Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

Section 12. Not An Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 13. Amendment. The Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 14. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Agreement.

BANKFINANCIAL CORPORATION

By:
Its:

[PARTICIPANT]

Date:

4